UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 1)

                  Under the Securities and Exchange Act of 1934


                             THOMSON MULTIMEDIA S.A.

                                (Name of Issuer)

               ORDINARY SHARES, NOMINAL VALUE EURO 3.75 PER SHARE

                         (Title of Class of Securities)

                                 NOT APPLICABLE

                                 (CUSIP Number)

                                MARCH 16TH, 2001

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. N/A                           13G                    PAGE 2 OF 5 PAGES
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1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only).

                  NEC Corporation
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)     [_]
                                                                (b)     [_]

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3        SEC USE ONLY


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4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Japan
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          NUMBER OF             5       SOLE VOTING POWER
           SHARES
        BENEFICIALLY                    13,916,064
        OWNED BY EACH           ------------------------------------------------
          REPORTING             6       SHARED VOTING POWER
         PERSON WITH
                                        None
                                ------------------------------------------------
                                7       SOLE DISPOSITIVE POWER

                                        13,916,064
                                ------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        None
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  13,916,064
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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)
                                                                [_]
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.2%
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12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO
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CUSIP NO. N/A                           13G                    PAGE 3 OF 5 PAGES
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ITEM 1
------
         (a)      NAME OF ISSUER

                           THOMSON multimedia S.A.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           46, quai Alphonse Le Gallo-92100
                           Boulogne-Billancourt France


ITEM 2
------
         (a)      NAME OF PERSON FILING

                           NEC Corporation

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           7-1, Shiba 5-chome
                           Minato-ku, Tokyo 108-8001, Japan

         (c)      CITIZENSHIP

                           Japan

         (d)      TITLE OF CLASS OF SECURITIES

                           Ordinary shares, nominal value Euro 3.75 per share

         (e)      CUSIP NUMBER

                           None. The CUSIP number for the American depositary receipts, each representing one ordinary share of the issuer, is 885118109. In addition, the ISIN number for the ordinary shares of the issuer is FR0000184533.


ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR
------   240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

         (b) [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

         (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)

         (e) [_] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

         (f) [_]  An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F)

         (g) [_] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

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CUSIP NO. N/A                           13G                    PAGE 4 OF 5 PAGES
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         (h) [_]  A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)

         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

         (j) [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4   OWNERSHIP
------

         See responses to Rows 5, 6, 7, 8, 9, 10 and 11 of Cover Page.


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------

         Not applicable


ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
------   SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------

         Not applicable


ITEM 9   NOTICE OF DISSOLUTION OF GROUP
------

         Not applicable


ITEM 10  CERTIFICATION
-------

         Not applicable

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CUSIP NO. N/A                           13G                    PAGE 5 OF 5 PAGES
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                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2002


                                NEC CORPORATION


                                By:  /s/ Nobuhito Yagi
                                     ---------------------------------------
                                     Name:   Nobuhito Yagi
                                     Title:  Vice President and
                                             General Manager, Legal Division